Exhibit 99.1

NEWS RELEASE For immediate release Patrick Johnson 904 598 7422 PatrickJohnson@RegencyCenters.com

Regency Centers Announces Common Stock Offering

JACKSONVILLE, Fla. (January 14, 2015) – Regency Centers Corporation (“Regency” or the “Company”) today announced that it plans to commence an underwritten public offering of up to 2,500,000 shares of its common stock in connection with the forward sale agreement described below. In addition, the Company will grant the underwriter a 30-day option to purchase up to 375,000 additional shares of its common stock.

This offering is being made pursuant to an effective shelf registration statement and prospectus filed by Regency with the Securities and Exchange Commission. Wells Fargo Securities is acting as sole manager for the offering.

In connection with the offering of its common stock, Regency expects to enter into a forward sale agreement (and, to the extent that the underwriter exercises its option to purchase additional shares, Regency may, at its sole discretion, enter into an additional forward sale agreement) with an affiliate of Wells Fargo Securities, LLC (the “Forward Purchaser”), under which Regency will agree to sell to the Forward Purchaser the same number of shares of Regency’s common stock sold by an affiliate of the Forward Purchaser to the underwriter for sale in the underwritten public offering (subject to Regency’s right to elect cash settlement of the forward sale agreement).

In connection with the forward sale agreement, the Forward Purchaser (or its affiliate) is expected to borrow from third-party lenders and sell to the underwriter up to 2,500,000 shares of the Company’s common stock (assuming no exercise by the underwriter of its option to purchase additional shares) at the close of the offering. If the underwriter exercises its option to purchase additional shares and the Company elects not to enter into an additional forward sale agreement with the Forward Purchaser, the Company will issue and sell to the underwriter the number of shares of common stock in respect of which such option is exercised.

Settlement of the forward sale agreement will occur on one or more dates occurring no later than approximately 12 months after the date of the prospectus supplement relating to the offering. Upon any physical settlement of the forward sale agreement, the Company will issue and deliver to the Forward Purchaser shares of the Company’s common stock in exchange for cash proceeds per share equal to the forward sale price, which will initially be the price at which the underwriter agrees to buy the shares of the Company’s common stock in the offering, and will be subject to certain adjustments as provided in the forward sale agreement. The Company may, in certain circumstances, elect cash settlement for all or a portion of its obligations under the forward sale agreement.

The Company intends to use any net proceeds that it receives upon settlement of the forward sale agreement described above or upon any issuance and sale to the underwriter of shares of the Company’s common stock in the offering to fund development and redevelopment activities, fund potential acquisition opportunities, repay maturing debts, and/or for general corporate purposes.

To obtain a copy of the prospectus supplement and related base prospectus for this offering, please contact Wells Fargo Securities, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York 10152, at (800) 326-5897 or email a request to cmclientsupport@wellsfargo.com.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus supplement and related base prospectus.

About Regency Centers Corporation (NYSE: REG)

With more than 50 years of experience, Regency is the preeminent national owner, operator and developer of high-quality, grocery-anchored neighborhood and community shopping centers. The Company’s portfolio of 322 retail properties encompasses over 43.1 million square feet located in top markets throughout the United States, including co-investment partnerships. Regency has developed 219 shopping centers since 2000, representing an investment at completion of more than $3 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

###

Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.